LICENSE AGREEMENT


      THIS AGREEMENT, made and entered into this 29th day of June , 1994, by and between Work Recovery, Inc., a Colorado corporation ("WRI") and Manados Investments, Inc. , a Channel Islands company having a registered and records office at Hirzel House, Smith Street, St. Peter Port, Guernsey, Channel Islands GY1 2NG ("Licensee").

                            WITNESSETH:

      WHEREAS, WRI owns all right, title and interest in and to that certain product known and otherwise referred to as "ERGOS" and the educational products manufactured by its wholly-owned subsidiary, New Concepts Corporation ("NCC Products"), as more completely described in Exhibit A, attached hereto; and

      WHEREAS, Licensee desires to acquire from WRI the right to establish itself as the holder of the Master License Agreement as the sole and exclusive Licensee of WRI for the use of ERGOS and NCC Products within the country of South Africa.

      NOW, THEREFORE, in consideration of the above and foregoing premises, the terms, conditions, representations, warranties and covenants set forth herein and such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES AGREE AS FOLLOWS:

                             SECTION 1

               GRANT OF LIMITED LICENSE TO PRODUCTS

      Section 1.1. Grant of License. WRI hereby grants to Licensee during the term of this agreement a personal, non-transferable, master license for the use of ERGOS and NCC Products for its own purposes and, by mutual agreement between WRI and Licensee, for further license to others in South Africa. Licensee acknowledges and agrees that ERGOS and NCC Products are proprietary to WRI and embody valuable trademarks, copyrights and trade secrets of WRI. Licensee shall make no additional copies of the computer programs within ERGOS and shall not attempt to reverse engineer such programs. Licensee shall protect ERGOS and NCC Products using all due care from unauthorized copying, dissemination, disclosure or decompilation or other unauthorized use. Title and full ownership rights to the name ERGOS shall remain with WRI.

      Section 1.2. Representations and Warranties. Licensee has and shall exercise no authority to make statements or representations concerning ERGOS and NCC Products that exceed or are inconsistent with the marketing materials and technical specifications provided by WRI, which shall provide Licensee with updates of ERGOS and NCC Products free of charge; however, this agreement shall not in any way be construed to be a service agreement by WRI in respect of ERGOS and NCC Products. WRI shall provide maintenance services to Licensee in respect of ERGOS and NCC Products at rates not to exceed the lowest rate charged to any other third party if such maintenance services are not otherwise covered by a WRI warranty. WRI agrees to enter into a one-year limited warranty and to further enter into an extended warranty agreement with Licensee upon the sale of any ERGOS and NCC Products equipment, on such terms and conditions more fully set forth in Exhibit B. Licensee expressly acknowledges and agrees that this agreement is being made without any representation or warranty of any kind whatsoever (express or implied), other than as specifically set forth herein (see Exhibit B). WRI has no obligation whatsoever to market or sell ERGOS and NCC Products.

      Section 1.3. Assignment. This agreement is personal in nature to Licensee and is not assignable (voluntarily, involuntarily, by operation of law or otherwise) by it without the mutual agreement of WRI. Any attempt to assign, transfer, or subcontract any of the rights, duties, or obligations set forth hereunder shall render this agreement void and unenforceable. Notwithstanding the foregoing or any other provision of this agreement to the contrary, Licensee may, with the consent of WRI which shall not be unreasonably withheld, sublicense its rights under this agreement to any other third party.

      Section 1.4.      Trademark.  Except for use for the
purposes of identification of ERGOS and NCC Products, no right, title, interest or license in or to any trademark or service mark of WRI is granted to Licensee under this agreement.

                             SECTION 2

                       PAYMENTS BY LICENSEE

      Section 2.1. Royalty. Licensee shall pay a fee to WRI in the amount of Two Million Five Hundred Thousand Dollars
($2,500,000) in U.S. Dollars, with payments due on the following schedule:

            August 15, 1994:        $ 250,000 (U.S.)

            November 15, 1994:      $ 450,000 (U.S.)

            February 15, 1995:      $ 450,000 (U.S.)

            May 15, 1995:           $ 450,000 (U.S.)

            August 15, 1995:        $ 450,000 (U.S.)

            November 15, 1994:      $ 450,000 (U.S.)

      Payment of the licensing fee shall be secured by stock in African Exploration Company Limited, Box 32018, Braamfontein 2017, South Africa (Cyril Heever, President).

      Section 2.2 Pricing. Licensee shall, during the term of this Agreement, establish a minimum of 15 franchise or co-venture Work Recovery Centers within the Country of South Africa. All equipment will be sold to Licensee or Sub-Licensee(s) at the standard retail price at the time of sale.

                             SECTION 3

             REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 3.1. Representations, Warranties and Covenants of WRI. WRI represents and warrants to and covenants with Licensee as follows:

            (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to qualify will not have a material adverse effect on the business of WRI.

            (b) The execution and delivery of this agreement have been duly and validly authorized, and all necessary action has been taken to make this agreement a legal, valid and binding obligation of WRI enforceable in accordance with its terms.

            (c) WRI subsequently shall not, using all due care, sell (or grant any licenses to the use of) ERGOS and NCC Products for ultimate use nor will WRI permit such use within the country of South Africa during the term hereof. In the event that any ERGOS or NCC Products, other than that covered by this agreement, are utilized in the country of South Africa during the term of this agreement, WRI will take all immediate steps to cause the use of such equipment to be removed therefrom.

            (d) WRI has good and marketable title to all ERGOS machines and NCC Products to be sold to Licensee hereunder. WRI warrants that the ERGOS machines and NCC Products all component parts thereof and their use by Licensee pursuant to this agreement do not and will not violate the copyright, patent, trade secret or other proprietary rights of any third party and that there is currently no actual or threatened suit by any third party based on an alleged violation of any such rights by WRI. WRI shall indemnify and save Licensee harmless from and against all costs, losses, damages and liabilities, including, without limitation, attorneys' fees which may be incurred on account of the breach of any representation, warranty, and covenant set forth in this Section 3.1(d) and WRI, upon demand by Licensee and at its own expense, shall defend all such claims, suits or actions against Licensee, provided WRI is notified thereof.

            (e) WRI warrants that any services performed by an employee or contractor of WRI under this agreement will be performed in a timely and professional manner by qualified personnel and will conform to the standards generally observed in the industry for similar services.

            (f) WRI hereby agrees to sell and make available to the Licensee, at the prices set forth in Section 2.2, ERGOS machines and NCC Products during the term of this agreement, as and when requested by Licensee. WRI also agrees to provide, at no additional cost to Licensee, all literature and software updates relating to ERGOS and NCC Products that are produced by WRI and WRI also agrees to provide to Licensee, at the lowest price offered to any third party, any upgrades of ERGOS or NCC Products.

      Section 3.2. Representations, Warranties and Covenants of Licensee. Licensee represents and warrants to and covenants with WRI as follows:

            (a) The execution and delivery of this agreement have been duly and validly authorized, and all necessary action has been taken to make this agreement a legal, valid and binding obligation of Licensee enforceable in accordance with its terms.

            (b) Licensee has not previously and shall not, except as provided herein, grant subsequently any sublicense of ERGOS and NCC Products.

            (c) Licensee has or can acquire all technical know-how and skill and all personnel, facilities, equipment and materials required for the performance of its obligations hereunder.

            (d)   Licensee shall establish a minimum of fifteen
      (15) franchise or co-venture Work Recovery Centers during the five years following the date first set forth above.

                             SECTION 4

                       TERM AND TERMINATION

      Section 4.1. Term. The term of this agreement shall begin on the date first above set forth and shall end on the fifth yearly anniversary date thereof, unless earlier terminated pursuant to the provisions hereof. The term shall be extended for an additional five years in the event Licensee complies with the covenant set forth in paragraph 3.2(d) hereof.

      Section 4.2.      Termination.  WRI may terminate this
agreement upon the occurrence of an Event of Default as set forth under Section 5 hereof.

                             SECTION 5

                              DEFAULT

      WRI shall have the right to terminate this agreement in the event that Licensee fails to purchase the ERGOS machines as set forth in Section 3.2(d), provided that, prior to such termination, WRI shall provide at least 30 days written notice of such termination to Licensee and, if, during such notice period, Licensee places orders with WRI to purchase the ERGOS machine(s) required under Section 3.2(d), then the Licensee shall be deemed to have satisfied the requirements of Section 3.2(d).

                             SECTION 6

                            INDEMNITIES

      Licensee does hereby agree to indemnify WRI for and against any and all claims, demands and actions arising out of its activities or performances under this agreement or any breach of its obligations hereunder. WRI does hereby agree to indemnify Licensee for and against any and all claims, demands and actions arising out of its activities or performances under this agreement or any breach of its obligations hereunder.

                             SECTION 7

                             EXPENSES

      Licensee hereby acknowledges and agrees that it shall be solely responsible for its own expenses and costs under this agreement, and that WRI shall have no obligation to reimburse Licensee for any expenses or costs incurred by Licensee hereunder.

                             SECTION 8

                        GENERAL PROVISIONS

      Section 8.1. Waiver. Any failure on the part of any party hereunder to comply with any of their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

      Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid, first class, registered or certified mail, return receipt requested, as follows: WRI at 2341 S. Friebus, Ste. 14, Tucson, Arizona 85713; and to Licensee at Hirzel House, Smith Street, St. Peter Port, Guernsey, Channel Islands GY1 2NG . Either party may change their notice address by written notice to the other as provided in this paragraph.

      Section 8.3. Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona. Further, all parties agree that said state shall be the appropriate and agreed upon jurisdiction for the resolution of any and all disputes which may arise hereunder.

      Section 8.4. No Oral Modification. This agreement may be amended solely in writing, and only after the mutual agreement of the parties affected thereby.

      Section 8.5.      Survival of Representations, Warranties
and Covenants. The representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this agreement.

      Section 8.6. Parties Independent. In making and performing this agreement, the parties set and shall set at all times as independent entities and nothing contained in this agreement shall be construed or implied to create an agency, partnership, joint venture or employer and employee relationship between the parties. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party. Licensee shall be solely responsible for wages, hours and conditions of employment of his personnel. Nothing herein shall be construed as implying that employees of Licensee are employees of WRI.


      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed effective the date and year first above written.


[Corporate Seal]                          Work Recovery, Inc.



Attest:      /s/ Linda J. Duncan          By:  /s/ Thomas L. Brandon
                 Secretary                         President

                                                   Manados

Attest:      /s/ (Illegible)              By: /s/  Michael W. Macey, M.D.